Exhibit 97.1

BW LPG LIMITED

(the “Company”)

POLICY CONCERNING RECOVERY OF
ERRONEOUSLY AWARDED COMPENSATION

(Claw-back Policy)

Adopted by the Board of Directors on 8 April 2024

A.	Introduction

The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recovery of erroneously awarded incentive compensation in the event that the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirements under the United States federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules or regulations of the U.S. Securities and Exchange Commission (the “SEC”) thereunder, and applicable standards of the New York Stock Exchange (“NYSE” and such standards, the “Listing Standards”), including any official interpretive guidance.

B.	Administration

This Policy shall be administered by the independent members of the Board or, if so designated by the Board, the Remuneration Committee of the Board, in which case references herein to the Board shall be deemed references to the Remuneration Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

Subject to any limitation under applicable law, the Board or Remuneration Committee may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

C.	Covered Executives

This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with the definition in Section 10D of the Exchange Act and the Listing Standards, and such other executive officers who may from time to time be deemed subject to the Policy by the Board (“Covered Executives”). For the avoidance of doubt, Covered Executives will include at least the following Company officers: Chief Executive Officer, Chief Financial Officer and the Principal Accounting Officer.

This Policy covers Incentive Compensation received by a person after beginning service as a Covered Executive and who served as a Covered Executive at any time during the performance period for that Incentive Compensation.

D.	Recovery; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements filed with the SEC due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (an “Accounting Restatement”), the Company will recover reasonably promptly any excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, including transition periods resulting from a change in the Company’s fiscal year as provided in Rule 10D-1 of the Exchange Act. Incentive Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

The determination of the time when the Company is “required” to prepare an Accounting Restatement shall be made in accordance with applicable SEC and national securities exchange rules and regulations.

An Accounting Restatement does not include situations in which financial statement changes did not result from material non-compliance with financial reporting requirements, such as, but not limited to retrospective: (i) application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustment to provision amounts in connection with a prior business combination; and (vi) revision for stock splits, stock dividends, reverse stock splits or other changes in capital structure.

E.	Incentive Compensation

For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure, including, for example:

●	bonuses or awards (equity and non-equity) under the Company’s short and long-term incentive plans that are earned based, wholly or in part, on the satisfaction of a Financial Reporting Measure performance target;
●	proceeds received upon the sale of shares acquired though an incentive plan that were granted or vested based, wholly or in part, on the satisfaction of a Financial Reporting Measure performance target;
●	grants and awards under the Company’s equity incentive plans that are earned based, wholly or in part, on the satisfaction of a Financial Reporting Measure performance target;
●	contributions of such bonuses or awards to the Company’s deferred compensation plans or other employee benefit plans that are earned based, wholly or in part, on the satisfaction of a Financial Reporting Measure performance target;

●	Bonuses paid from a “bonus pool,” the size of which is determined, wholly or in part, based on satisfaction of a Financial Reporting Measure performance target, and
●	cash awards earned based, wholly or in part, on the satisfaction of a Financial Reporting Measure performance target.

Incentive Compensation for the purposes of this Policy does not include:

●	awards (equity and non-equity) which are granted, earned and vested without regard to attainment of Financial Reporting Measures, such as time-vesting awards, discretionary awards and awards based wholly on subjective standards, strategic measures or operational measures;
●	base salaries (except salary increase that are earned based, wholly or in part, on the satisfaction of a Financial Reporting Measure performance target);
●	awards (equity and non-equity) that vest solely based on the passage of time and/or the satisfaction of performance targets that are not Financial Reporting Measures;
●	Bonuses paid solely at the discretion of the Committee or Board that are not paid from a “bonus pool” that is determined by satisfying a Financial Reporting Measure performance target, and
●	proceeds received upon the sale of shares acquired though an incentive plan that were granted or vested without regard to attainment of Financial Reporting Measures; such as vesting or granting based on time, discretionary judgment or other subjective standards, strategic measures or operational measures.

“Financial Reporting Measures” are those that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including non-GAAP financial measures) and any measures derived wholly or in part from such financial measures. A measure need not be presented within the financial statements or included in a filing with the SEC to constitute a Financial Reporting Measure for purposes of this Policy. For the avoidance of doubt, Financial Reporting Measures include, but are not limited to: stock price and total shareholder return.

F.	Excess Incentive Compensation: Amount Subject to Recovery

The amount(s) to be recovered from the Covered Executive will be the amount(s) by which the Covered Executive’s Incentive Compensation for the relevant period(s) exceeded the amount(s) that the Covered Executive otherwise would have received had such Incentive Compensation been determined based on the restated amounts contained in the Accounting Restatement. All amounts shall be computed without regard to taxes paid.

For Incentive Compensation based on Financial Reporting Measures such as stock price or total shareholder return, where the amount of excess compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the Board will calculate the amount to be reimbursed based on a reasonable estimate of the effect of the Accounting Restatement on such Financial Reporting Measure upon which the Incentive Compensation was received. The Company will maintain documentation of that reasonable estimate and will provide such documentation to the applicable national securities exchange.

G.	Method of Recovery

The Board will determine, in its sole discretion, the method(s) for recovering reasonably promptly excess Incentive Compensation hereunder. Such methods may include, without limitation:

(i)	requiring reimbursement of Incentive Compensation previously paid;
(ii)	forfeiting any compensation contribution made under the Company’s deferred compensation plans, as well as any matching amounts and earnings thereon;
(iii)	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
(iv)	cancelling outstanding vested or unvested equity awards;
(v)	offsetting the recovered amount from any compensation that the Covered Executive may earn or be awarded in the future (including, for the avoidance of doubt, recovering amounts earned or awarded in the future to such individual equal to compensation paid or deferred into tax-qualified plans or plans subject to the Employee Retirement Income Security Act of 1974 (collectively, “Exempt Plans”); provided that, no such recovery will be made from amounts held in any Exempt Plan of the Company);
(vi)	taking any other remedial and recovery action permitted by law, as determined by the Board; and/or
(vii)	some combination of the foregoing.
H.	Disclosure Requirements

The Company shall file all disclosures with respect to this Policy required by applicable SEC filings and rules.

I.	No Indemnification or Advance

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

J.	Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, any applicable rules or regulations adopted by the SEC, and the Listing Standards.

K.	Effective Date

This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive Compensation that is received by Covered Executives on or after the date on which a registration statement that registers the Company’s securities under the Exchange Act is declared effective (even if such Incentive Compensation was approved, awarded, or granted to Covered Executives prior to such date) and that results from attainment of a Financial Reporting Measure based on or derived from financial information for any fiscal period ending on or after the Effective Date. In addition, this Policy is intended to be and will be incorporated as an essential term and condition of any Incentive Compensation agreement, plan or program that the Company establishes or maintains on or after the Effective Date.

L.	Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted or amended by the SEC under Section 10D of the Exchange Act and to comply with the Listing Standards and any other rules or standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time.

M.	Relationship to Other Plans and Agreements

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement or similar agreement relating to Incentive Compensation received on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any (i) other remedies or rights of compensation recovery that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, or similar agreement relating to Incentive Compensation, unless any such agreement expressly prohibits such right of recovery; provided that such additional right shall not entitle the Company to recover Incentive Compensation in respect of an Accounting Restatement under both this Policy and any similar policy or agreement; provided, further that in such event, the Company shall recover such Incentive Compensation under this Policy; and (ii) any other legal remedies available to the Company. The provisions of this Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws. However, this Policy shall not provide for recovery of Incentive Compensation that the Company has already recovered pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations.

N.	Acknowledgment

Upon receipt of this Policy, each Covered Executive is required to complete the Receipt and Acknowledgement attached as Schedule A to this Policy.

This Policy shall apply to, and be enforceable against any Covered Executive and his or her Successor (as specified in Section P of this Policy) regardless of whether or not such Covered Executive properly signs and returns to the Company such Receipt and Acknowledgement Form, and regardless of whether or not such Covered Executive is aware of his or her status as such.

O.	Impracticability

The Company shall recover any excess Incentive Compensation in accordance with this Policy, except to the extent that any of conditions(i), (ii) or (iii) below are met and a majority of independent directors serving on the Board has determined that such recovery would be impracticable, all in accordance with Rule 10D-1 of the Exchange Act and the Listing Standards or any other securities exchange on which the Company’s shares are listed in the future.

(i)	the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before reaching this conclusion, the Company must make a reasonable attempt to recover the excess compensation, document the reasonable attempt(s) taken to so recover, and provide that documentation to NYSE;

(ii)	recovery would violate the Company’s home country law where that law was adopted prior to November 28, 2022; before reaching this conclusion, the Company must obtain an opinion of home country counsel, acceptable to NYSE, that recovery would result in such a violation, and must provide such opinion to NYSE; or
(iii)	recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
P.	Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Schedule A

INCENTIVE-BASED COMPENSATION CLAWBACK POLICY

RECEIPT AND ACKNOWLEDGEMENT

I,                                                                                                     , hereby acknowledge that I have received and read a copy of the Incentive Compensation Recovery Policy (the “Policy”). As a condition of my receipt of any Incentive Compensation as defined in the Policy, I hereby agree to the terms of the Policy. I further agree that if recovery of excess Incentive Compensation is required pursuant to the Policy, the Company (as defined in the Policy) shall, to the fullest extent permitted by governing laws, require such recovery from me up to the amount by which the Incentive Compensation received by me, and amounts paid or payable pursuant or with respect thereto, constituted excess Incentive Compensation. If any such reimbursement, reduction, cancelation, forfeiture, repurchase, recoupment, offset against future grants or awards and/or other method of recovery does not fully satisfy the amount due, I agree to pay the remaining unpaid balance to the Company.

Signature	Date
Name
Title